Exhibit 99.1

FOR IMMEDIATE RELEASE

Orion Properties Inc. Announces Second Quarter 2026 Results

- Completed 673,000 Square Feet of Leasing Year-to-Date, Including 202,000 Square Feet in the Second Quarter and 116,000 Square Feet Subsequent to Quarter End -
- Sold Four Properties and the 37.4 Acre Deerfield, IL Campus Year-to-Date for $83.7 Million -
- Reduced Debt Obligations by $60.7 Million Including $35.7 Million on the CMBS Loan in the Second Quarter -
- Declares Dividend for Third Quarter 2026 -
- Raises 2026 Core FFO Guidance Range and Lowers 2026 Net Debt to Adjusted EBITDA Range -

Phoenix, AZ, August 6, 2026 -- Orion Properties Inc. (NYSE: ONL) (“Orion” or the “Company”), a fully-integrated real estate investment trust (“REIT”) which owns a diversified portfolio of single-tenant net lease office properties including dedicated use assets located across the United States, announced today its operating results for the second quarter ended June 30, 2026.
Paul McDowell, Orion’s Chief Executive Officer, commented, “With approximately 673,000 square feet of leasing completed through the end of July, we continue to execute on our strategy to further stabilize the portfolio as we build on our leasing momentum the past couple years. At the same time, we advanced our disposition program, closing on two property sales and the 37.4 acre Deerfield, Illinois campus for $70.6 million during the quarter. In concert with these sales, we reduced debt during the quarter by $60.7 million bringing our Net Debt to Annualized Adjusted EBITDA to 5.4x. These efforts and the raising of our 2026 financial outlook reflect the tangible progress we’re making toward our target of driving sustainable Core FFO per share growth over time. We remain committed to maximizing value for our stockholders and continue to closely evaluate strategic options as our review process is ongoing.”
Second Quarter 2026 Financial Overview
•Total revenues of $34.3 million
•Net income attributable to common stockholders of $24.6 million, or
◦$0.43 per basic share
◦$0.42 per diluted share
•Funds from Operations (“FFO”) of $9.2 million, or $0.16 per diluted share
•Core FFO of $11.8 million, or $0.20 per diluted share
•EBITDA of $45.5 million, EBITDAre of $16.7 million and Adjusted EBITDA of $17.2 million
•Net Debt to Annualized Most Recent Quarter Adjusted EBITDA of 5.4x
Financial Results
During the second quarter of 2026, the Company generated total revenues of $34.3 million, as compared to $37.3 million in the same quarter of 2025. The Company’s net income attributable to common stockholders was $24.6 million, or $0.43 and $0.42 per basic and diluted share, respectively, during the second quarter of 2026, as compared to a net loss attributable to common stockholders of $(25.1) million, or $(0.45) per basic and diluted share in the same quarter of 2025. The increase in the Company’s net income during the second quarter was primarily driven by an increase in gains on dispositions of real estate assets of $27.9 million and a decrease in impairment charges of $19.5 million, each versus the same quarter of the prior year. Core FFO for the second quarter of 2026 was $11.8 million, or $0.20 per diluted share, as compared to $11.5 million, or $0.20 per diluted share in the same quarter of 2025.

Leasing Activity
During the second quarter of 2026, the Company entered into the following lease transactions (square feet in thousands):

Location	Lease Type	Square Feet	Term (Years)	Expected Commencement or Previous Expiration	New Expected Expiration
Augusta, Georgia	Renewal	78	5.0	September 2027	September 2032
Plano, Texas	Renewal	62	7.4	August 2026	January 2034
Malvern, Pennsylvania	Renewal	45	3.3	July 2028	October 2031
Sioux City, Iowa	Renewal	11	1.0	July 2026	July 2027
Buffalo, New York	New Lease	5	5.0	April 2026	March 2031
Buffalo, New York	New Lease	1	13.0	April 2026	April 2039
Subsequent to quarter end, the Company completed a new 10.5-year lease for approximately 19,000 square feet at its property in Plano, Texas, a new 10.6-year lease for approximately 28,000 square feet at its property in Tulsa, Oklahoma and a 3.0-year lease renewal for 69,000 square feet at its property in Salem, Oregon.
Disposition Activity
During the second quarter of 2026, the Company closed on the sale of two Operating Properties and the 37.4 acre Deerfield, Illinois campus for an aggregate gross sales price of $70.6 million. The two Operating Properties comprise a total of approximately 260,000 square feet for an aggregate gross sales price of $57.5 million. No building square footage is associated with the Deerfield, Illinois properties because we demolished the six buildings during the fourth quarter of 2025.
As of August 6, 2026, the Company has an agreement in place to sell one property currently leased to the United States Government for a gross sales price of $3.4 million. The Company’s pending sale agreement is subject to a variety of conditions outside of our control, such as the buyer’s satisfactory completion of its due diligence and therefore, it cannot provide any assurance the transaction will close on the agreed upon price or other terms, or at all.
Acquisition Activity
During the three months ended June 30, 2026, the Company acquired the fee simple interest in one parcel of land at a property located in Lincoln, Nebraska. The Company’s ownership interest of this property was previously comprised of a long-term ground lease interest. The gross purchase price for the fee interest was $0.6 million, which includes capitalized external acquisition-related expenses. As a result of the transaction, $2.1 million that was previously classified as a below-market right-of-use asset, net was reclassified from other assets, net to land in the Company’s consolidated balance sheet as of June 30, 2026.
Real Estate Portfolio
As of June 30, 2026, the Company’s real estate portfolio consisted of 57 Operating Properties. Annualized Base Rent was $108.0 million, with 69.1% of Annualized Base Rent derived from Investment-Grade Tenants and 38.7% derived from properties deemed to be Dedicated Use Assets, or DUAs. The Company’s Occupancy Rate was 78.1% and the Weighted Average Remaining Lease Term was 6.2 years.
Balance Sheet and Liquidity
As of June 30, 2026, the Company had principal outstanding of $436.6 million, comprised of:
•$316.6 million securitized mortgage loan (the “CMBS Loan”)
•$102.0 million under the Company’s credit facility revolver
•$18.0 million mortgage loan secured by the Company’s San Ramon, California property (the “San Ramon Loan”)
During the three months ended June 30, 2026, the Company reduced debt obligations by $60.7 million, including $35.7 million on the CMBS Loan.
The Company’s maximum borrowing capacity under the credit facility revolver is $215.0 million and amounts borrowed by the Company may be prepaid and re-borrowed from time to time. The Company’s outstanding borrowings under the credit facility revolver bear interest at a floating rate of SOFR plus a margin of 2.75% and the maturity date is February 18, 2028, subject to two six-month borrower extension options until February 18, 2029 if we satisfy certain conditions. The credit facility revolver is a senior secured fully recourse borrowing facility.

The interest rate on the CMBS Loan is fixed at 4.971% and the CMBS Loan is scheduled to mature on February 11, 2029, subject to two borrower extension options for a total of 18 months if certain conditions have been satisfied. Subject to customary exceptions, the CMBS Loan is a non-recourse loan and is secured by first-priority mortgages on 18 of the Company’s owned properties. During June 2026, the Company sold one property encumbered under the CMBS Loan and used the net proceeds of $34.4 million to prepay a portion of the outstanding principal balance on the CMBS Loan.
As of June 30, 2026, the Company had $176.5 million of liquidity, comprising $63.5 million of cash and cash equivalents and restricted cash as well as $113.0 million of available capacity on the Company’s credit facility revolver.
Dividend
On August 5, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per share for the third quarter of 2026, payable on October 15, 2026, to stockholders of record as of September 30, 2026.
Strategic Option Review Process
On January 26, 2026, the Company announced a review of strategic options. The strategic options may include, among other things, the consideration of potential acquisition and merger targets, the potential sale of the Company, and continuing to operate as an independent publicly traded entity. As of August 6, 2026, the strategic options review process remains ongoing as we continue to actively engage with several parties. There can be no assurance that the strategic options review process will result in Orion pursuing any particular transaction or other strategic outcome. The Company has not set a timetable for completion of this process.
2026 Outlook
The Company is providing the following updated guidance estimates for 2026.

	Prior 2026 Guidance	Improved 2026 Guidance
Core FFO per share	$0.69 - $0.76	$0.72 - $0.77
Net Debt to Adjusted EBITDA	6.5x - 7.3x	6.0x - 6.8x
The Company’s 2026 General and Administrative Expense guidance range of $19.8 million to $20.8 million is unchanged from the previous quarter.
The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the SEC. The Company reminds investors that its guidance estimates include assumptions with regard to its shift in portfolio concentration towards more dedicated use assets, rent receipts and property operating expense reimbursements, the amount and timing of acquisitions, dispositions, leasing transactions, capital expenditures, interest rate fluctuations and expected borrowings, the cost of the Company’s ongoing strategic review process and other factors. These assumptions are uncertain and difficult to accurately predict and actual results may differ materially from our estimates. See “Forward-Looking Statements” below.
Webcast and Conference Call Information
Orion will host a webcast and conference call to review its results at 10:00 a.m. ET on Friday, August 7, 2026. The webcast and call will be hosted by Paul McDowell, Chief Executive Officer and President, and Gavin Brandon, Chief Financial Officer, Executive Vice President and Treasurer. To participate, the webcast can be accessed live by visiting the “Investors” section of Orion’s website at onlreit.com/investors. To join the conference call, callers from the United States and Canada should dial 1-844-539-3703, and international callers should dial 1-412-652-1273, ten minutes prior to the scheduled call time.
Replay Information
A replay of the webcast may be accessed by visiting the “Investors” section of Orion’s website at onlreit.com/investors. The conference call replay will be available after 1:00 p.m. ET on Friday, August 7, 2026 through 11:59 p.m. ET on Friday, August 21, 2026. To access the replay, callers may dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and use passcode, 13761041.
Non-GAAP Financial Measures
To supplement the presentation of the Company’s financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), this press release and the accompanying supplemental information as of and for the quarter ended June 30, 2026 (the “Supplemental Information Package”) contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, Funds Available for Distribution (“FAD”), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”), and Adjusted EBITDA. Please see the attachments to this press release for how the Company defines these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measure.

About Orion Properties Inc.
Orion Properties Inc. is an internally-managed real estate investment trust engaged in the ownership, acquisition and management of a diversified portfolio of office properties located in high-quality suburban markets across the United States and leased primarily on a single-tenant net lease basis to creditworthy tenants. The Company’s portfolio is comprised of traditional office properties, as well as governmental, medical office, flex/laboratory and R&D and flex/industrial properties. As part of its investment strategy, the Company intends to shift its portfolio concentration over time away from traditional office properties, towards more Dedicated Use Assets. The Company was founded on July 1, 2021, spun-off from Realty Income (NYSE: O) on November 12, 2021 and began trading on the New York Stock Exchange on November 15, 2021. The Company is headquartered in Phoenix, Arizona and has an office in New York, New York. For additional information on the Company and its properties, please visit onlreit.com.
Investor Relations Contact:
Email: investors@onlreit.com
Phone: 602-675-0338

About the Data
This data and other information described herein are as of and for the three and six months ended June 30, 2026, unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with the consolidated financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations sections contained in Orion Properties Inc.'s (the "Company," "Orion," "us," "our" and "we") Quarterly Reports on Form 10-Q for the periods ended June 30, 2026 and March 31, 2026 and Annual Report on Form 10-K for the year ended December 31, 2025.
Unconsolidated Joint Venture
The Company owns a 20% equity interest in one Unconsolidated Joint Venture which, as of June 30, 2026, owned a portfolio of six properties with an aggregate of 1.0 million leasable square feet located in six states. All assets in the joint venture portfolio are performing and the portfolio has an Occupancy Rate of 100% with a Weighted Average Remaining Lease Term of 5.8 years as of June 30, 2026. The Company has also made a member loan to the Unconsolidated Joint Venture (the “Member Loan”) with an outstanding principal balance of $5.5 million as of June 30, 2026. As previously disclosed, the non-recourse mortgage notes associated with the Unconsolidated Joint Venture, which had an outstanding principal balance of $125.6 million as of August 6, 2026, experienced a payment default at maturity in February 2026. The lenders’ agent under the loan has issued a default notice and has informed the joint venture that it intends to seek to compel a sale of the properties in the joint venture in order to repay the loan. During June 2026, the lenders agreed to extend the loan maturity date until July 31, 2026, to provide the Unconsolidated Joint Venture with time to consummate the sale of one of the six properties, however the sale transaction was subsequently terminated and the loan went back into default on August 1, 2026. The lenders have implemented an excess cash flow sweep and as a result of the loan default, have various additional rights and remedies that are customary in a non-recourse mortgage financing, such as the right to collect default interest, institute a proceeding for foreclosure and apply for the appointment of a receiver. The joint venture has delivered a proposed disposition strategy to the lenders for the six properties and remains in discussions with the lenders about next steps which may include a short-term extension and the requirement to sell one or more properties and utilize the proceeds to repay principal outstanding under the debt. The Company cannot provide any assurance that the Unconsolidated Joint Venture will be able to extend or refinance all or any portion of this debt obligation, complete the disposition of the six properties on favorable terms or in a timely manner, or at all, or that the lenders will not seek to enforce their remedies due to the ongoing payment default.
Due to uncertainties with regard to the recovery of its investments in the Unconsolidated Joint Venture, the Company reduced the carrying value of its investment in the Unconsolidated Joint Venture to zero as of December 31, 2025, and has recorded a loan loss reserve for the entire outstanding principal balance of its Member Loan. The Company accounts for its investment in the Unconsolidated Joint Venture under the equity method of accounting and during the year ended December 31, 2025, its share of losses exceeded the carrying amount of its investment. Accordingly, the Company has suspended recognition of its share of additional losses and will resume recognizing its share of earnings only after the Unconsolidated Joint Venture generates net income that exceeds the previously recognized losses. The Company has not recognized any further losses in excess of its investment and no contingent liabilities have been recorded related to the Unconsolidated Joint Venture as of and for the three and six months ended June 30, 2026. Additionally, beginning January 1, 2026, the Company is recording management fees from the Unconsolidated Joint Venture and interest income on the Member Loan on a cash basis rather than an accrual basis.
Historically, the Company has included its proportionate share of the Unconsolidated Joint Venture's financial statement line items and operating metrics in its non-GAAP financial results and other operating metrics. This includes, among other line items and metrics, the Company’s proportionate share of Annualized Base Rent, Occupied Square Feet, Rentable Square Feet and Weighted Average Remaining Lease Term from the Unconsolidated Joint Venture properties, and Gross Real Estate Investments, outstanding principal balance under debt obligations, cash and cash equivalents, and restricted cash from the Unconsolidated Joint Venture’s balance sheet. As a result of the factors described above, including the suspension of equity method accounting on the Unconsolidated Joint Venture, the full loan loss reserve recorded against its Member Loan and the recording of fees and interest income on a cash basis, beginning January 1, 2026, the Company no longer includes the proportionate share of the Unconsolidated Joint Venture’s financial statement line items and operating metrics in its non-GAAP financial results and other operating metrics.

Definitions
Annualized Base Rent ("ABR") is the monthly aggregate cash amount charged to tenants under our leases (including monthly base rent receivables and certain fixed contractually obligated reimbursements by our tenants), as of the final date of the applicable period, multiplied by 12. Annualized Base Rent is not indicative of future performance.
Dedicated Use Asset is a property that includes a substantial specialized use component such as government, medical, laboratory and research and development, and flex operations, and would therefore not be considered a traditional office property.
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre") and Adjusted EBITDA
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. ("Nareit"), an industry trade group, has promulgated a supplemental performance measure known as Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate. Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP, adjusted for interest expense, income tax expense (benefit), depreciation and amortization, impairment write-downs on real estate and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, gains or losses from disposition of real estate assets. For periods prior to January 1, 2026, we also adjust for our proportionate share of EBITDAre adjustments related to the Unconsolidated Joint Venture. We calculated EBITDAre in accordance with Nareit's definition described above.
In addition to EBITDAre, we use Adjusted EBITDA as a non-GAAP supplemental performance measure to evaluate the operating performance of the Company. Adjusted EBITDA, as defined by the Company, represents EBITDAre, modified to exclude non-routine items such as transaction related expenses. We also exclude certain non-cash items such as impairments of intangible and right of use assets, gains or losses on derivatives, gains or losses on the extinguishment or forgiveness of debt, amortization of intangibles, above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities and, for periods prior to January 1, 2026, our proportionate share of Adjusted EBITDA adjustments related to the Unconsolidated Joint Venture. Management believes that excluding these costs from EBITDAre provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. Therefore, EBITDAre and Adjusted EBITDA should not be considered as an alternative to net income (loss), as determined under GAAP. The Company uses Adjusted EBITDA as one measure of its operating performance when formulating corporate goals and evaluating the effectiveness of the Company's strategies. EBITDAre and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Funds Available for Distribution ("FAD")
Funds available for distribution, as defined by the Company, represents Core FFO, as defined below, modified to exclude capital expenditures and leasing costs, as well as certain non-cash items such as amortization of above market leases, net of amortization of below market lease liabilities, straight-line rental revenue, and, for periods prior to January 1, 2026, our proportionate share of FAD adjustments related to the Unconsolidated Joint Venture and amortization of the Unconsolidated Joint Venture basis difference. Management believes that adjusting these items from Core FFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management and provides useful information regarding the Company's ability to fund its dividend.
However, not all REITs calculate FAD and those that do may not calculate FAD the same way, so comparisons with other REITs may not be meaningful. FAD should not be considered as an alternative to net income (loss) or cash flow provided by (used in) operating activities as determined under GAAP.
Nareit Funds from Operations ("Nareit FFO" or "FFO") and Core Funds from Operations ("Core FFO")
Due to certain unique operating characteristics of real estate companies, as discussed below, Nareit has promulgated a supplemental performance measure known as FFO, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of the Company. FFO is not equivalent to our net income (loss) as determined under GAAP.
Nareit defines FFO as net income (loss) computed in accordance with GAAP adjusted for gains or losses from disposition of real estate assets, depreciation and amortization of real estate assets, impairment write-downs on real estate and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. For periods prior to January 1, 2026, we also adjust for our proportionate share of FFO adjustments related to the Unconsolidated Joint Venture. We calculate FFO in accordance with Nareit's definition described above.
In addition to FFO, we use Core FFO as a non-GAAP supplemental financial performance measure to evaluate the operating performance of the Company. Core FFO, as defined by the Company, excludes from FFO items that we believe do not reflect the ongoing operating performance of our business such as transaction related expenses, amortization of deferred financing costs, amortization of deferred lease incentives, net, equity-based compensation, amortization of premiums and discounts on debt, net and gains or losses on extinguishment of swaps and/or debt, and, for periods prior to January 1, 2026, our proportionate share of Core FFO adjustments related to the Unconsolidated Joint Venture.
We believe that FFO and Core FFO allow for a comparison of the performance of our operations with other publicly-traded REITs, as FFO and Core FFO, or a substantially similar measure, are routinely reported by publicly-traded REITs, each adjust for items that we believe do not reflect the ongoing operating performance of our business and we believe are often used by analysts and investors for comparison purposes.
For all of these reasons, we believe FFO and Core FFO, in addition to net income (loss), as determined under GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which our management evaluates the performance of the Company over time. However, not all REITs calculate FFO and Core FFO the same way, so comparisons with other REITs may not be meaningful. FFO and Core FFO should not be considered as alternatives to net income (loss) and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, Nareit, nor any other regulatory body has evaluated the acceptability of the exclusions used to adjust FFO in order to calculate Core FFO and its use as a non-GAAP financial performance measure.
Net Debt, Principal Outstanding and Adjusted Principal Outstanding
Principal Outstanding is a non-GAAP measure that represents the Company's outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums and discounts, financing and issuance costs, and related accumulated amortization. For periods prior to January 1, 2026, Adjusted Principal Outstanding includes the Company's proportionate share of the Unconsolidated Joint Venture's outstanding principal debt balance. We believe that the presentation of Principal Outstanding and Adjusted Principal Outstanding, which show our contractual debt obligations, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Principal Outstanding and Adjusted Principal Outstanding should not be considered as alternatives to the Company's consolidated debt balance as determined under GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Net Debt is a non-GAAP measure used to show the Company's Adjusted Principal Outstanding, less all cash and cash equivalents and, for periods prior to January 1, 2026, the Company's proportionate share of the Unconsolidated Joint Venture's cash and cash equivalents. Beginning January 1, 2026, the Company has revised its definition and calculation of Net Debt to also add restricted cash to the amounts that reduce the Company’s Adjusted Principal Outstanding under debt obligations. This change in definition has also been applied retrospectively for comparison purposes and, for periods prior to January 1, 2026, also includes the Company’s proportionate share of restricted cash from the Unconsolidated Joint Venture. We believe that the presentation of Net Debt provides useful information to investors because our management reviews Net Debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Net Operating Income ("NOI"), Cash NOI, Trailing NOI and Trailing Cash NOI
NOI is a non-GAAP performance measure used to evaluate the operating performance of a real estate company. NOI represents total revenues less property operating expenses and excludes fee revenue earned for services to the Unconsolidated Joint Venture, impairment, depreciation and amortization, general and administrative expenses, and transaction related expenses. Cash NOI excludes the impact of certain GAAP adjustments included in rental revenue, such as straight-line rental revenue, amortization of above-market intangible lease assets and below-market lease intangible liabilities, and amortization of deferred lease incentives. For periods prior to January 1, 2026, Cash NOI includes the proportionate share of such amounts from properties owned by the Unconsolidated Joint Venture. Trailing NOI and Trailing Cash NOI represent trailing 12-month NOI and Cash NOI, calculated for the most recent 12-month period as of the applicable date. It is management's view that NOI and Cash NOI provide investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. NOI and Cash NOI should not be considered as an alternative to operating income in accordance with GAAP. Further, NOI and Cash NOI may not be comparable to similarly titled measures of other companies.
Non-Operating Properties refers to all properties owned and consolidated by the Company as of the applicable date which have been excluded from Operating Properties due to the properties being vacant and repositioned, redeveloped, developed or held for sale.
Unconsolidated Joint Venture means the Company's investment in the unconsolidated joint venture with an affiliate of Arch Street Capital Partners, LLC.

Forward-Looking Statements
Information set forth herein includes “forward-looking statements” which reflect the Company's expectations and projections regarding future events and plans, future financial condition, results of operations, liquidity and business, including leasing and occupancy, acquisitions, dispositions, rent receipts, expected borrowings and financing costs and the payment of future dividends. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," "guidance," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available to the Company and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond the Company's control, that could cause actual events and plans or could cause the Company's business, 2026 financial outlook, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. These factors include, among other things, those discussed below. Information regarding historical rent collections should not serve as an indicator of future rent collections. We disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as may be required by law.
The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from those presented in the forward-looking statements:
•the risk of increases in interest rates, including that our borrowing costs may increase and we may be unable to extend or refinance our debt obligations on favorable terms and in a timely manner, or at all;
•the risk of inflation, including that our operating costs, such as insurance premiums, utilities, real estate taxes, capital expenditures and repair and maintenance costs, may rise;
•conditions associated with the global market, including an oversupply of office space, tenant credit risk and general economic conditions and geopolitical conditions;
•our strategic review process is and will continue to be costly and time-consuming and may not result in a transaction, and any transaction that occurs may not increase stockholder value;
•the risk that our strategic review process may disrupt our operations, divert management’s attention and create uncertainty for tenants, employees and counterparties;
•the risk that recent changes in United States trade policy and the imposition of new tariffs continue to create disruption in macroeconomic conditions and could adversely impact our lenders, tenants and prospective tenants, and cause them to reduce or decline to do business with us or fail to meet their obligations to us;
•the extent to which changes in workplace practices and office space utilization, including remote and hybrid work arrangements, and changes in government budgetary priorities, will continue and the impact that may have on demand for office space at our properties;
•our ability to acquire new properties, convert certain vacant properties to multi-tenant use and sell non-core assets on favorable terms and in a timely manner, or at all;
•risks associated with acquisitions, including the risk that we may not be in a position, or have the opportunity in the future, to make suitable property acquisitions on advantageous terms and/or that such acquisitions will fail to perform as expected;
•our assumptions concerning tenant utilization and renewal probability of dedicated use assets, and our ability to successfully execute on our strategy to shift our portfolio concentration over time away from traditional office properties, towards more dedicated use assets;
•our ability to comply with the terms of our credit agreements or to meet the debt obligations on our properties;
•our ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms and in a timely manner, or at all;
•changes in the real estate industry and in performance of the financial markets and interest rates and our ability to effectively hedge against interest rate changes;
•the risk of tenants defaulting on their lease obligations, which is heightened due to our focus on single tenant properties;
•our ability to renew leases with existing tenants or re-let vacant space to new tenants on favorable terms and in a timely manner, or at all;
•the cost of rent concessions, tenant improvement allowances and leasing commissions;
•the potential for termination of existing leases pursuant to tenant termination rights;
•the amount, growth and relative inelasticity of our expenses;
•risks associated with the ownership and development of real property;

•risks accompanying our investment in and the management of OAP/VER Venture, LLC (the “Unconsolidated Joint Venture”), our unconsolidated joint venture, in which we hold a non-controlling ownership interest, including that the Unconsolidated Joint Venture may be unable to extend or refinance all or any portion of its mortgage debt obligations which are subject to an ongoing payment default that occurred at maturity or complete the disposition of the six joint venture properties on favorable terms or in a timely manner, or at all, or that the lenders may seek to enforce their remedies due to the ongoing payment default under the Unconsolidated Joint Venture Mortgage debt, and we may be unable to recover our original investment in the Unconsolidated Joint Venture, which we have written down to zero or, in the case of the Member Loan, fully reserved accordingly;
•our ability to close pending real estate transactions, which may be subject to conditions that are outside of our control;
•we may change our dividend policy at any time, and therefore the amount, timing and continued payment of dividends are not assured;
•our properties may be subject to impairment charges;
•risks resulting from losses in excess of insured limits or uninsured losses;
•risks associated with the potential volatility of our common stock; and
•the risk that we may fail to maintain our income tax qualification as a real estate investment trust.
Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC’s website at www.sec.gov. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

ORION PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	June 30, 2026	December 31, 2025
Assets
Real estate investments, at cost:
Land	$167,254	$176,532
Buildings, fixtures and improvements	956,882	976,676
Total real estate investments, at cost	1,124,136	1,153,208
Less: accumulated depreciation	196,198	195,042
Total real estate investments, net	927,938	958,166
Accounts receivable, net	41,111	35,333
Intangible lease assets, net	77,872	75,947
Cash and cash equivalents	16,870	22,362
Restricted cash	46,659	38,277
Real estate assets held for sale, net	—	12,803
Other assets, net	29,625	27,614
Total assets	$1,140,075	$1,170,502

Liabilities and Equity
Mortgages payable, net	$331,802	$371,957
Credit facility revolver	102,000	92,000
Accounts payable and accrued expenses	25,471	40,219
Below-market lease liabilities, net	17,429	18,449
Distributions payable	1,141	1,208
Other liabilities, net	28,203	22,154
Total liabilities	506,046	545,987

Common stock	57	56
Additional paid-in capital	1,152,706	1,151,644
Accumulated other comprehensive loss	—	(5)
Accumulated deficit	(520,011)	(528,482)
Total stockholders' equity	632,752	623,213
Non-controlling interest	1,277	1,302
Total equity	634,029	624,515
Total liabilities and equity	$1,140,075	$1,170,502

ORION PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data) (Unaudited)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Rental	$34,098	$37,102	$70,232	$74,899
Fee income from unconsolidated joint venture	206	203	343	407
Total revenues	34,304	37,305	70,575	75,306
Operating expenses:
Property operating	12,477	15,895	27,260	32,345
General and administrative	4,611	4,838	9,751	9,734
Depreciation and amortization	13,520	14,928	26,679	30,950
Impairments	—	19,503	6,296	21,212
Transaction related	312	75	571	139
Total operating expenses	30,920	55,239	70,557	94,380
Other income (expenses):
Interest expense, net	(7,330)	(8,016)	(14,580)	(16,172)
Gain on disposition of real estate assets	28,826	891	28,826	891
Loss on extinguishment of debt, net	(288)	—	(532)	—
Other income	63	404	306	657
Other expenses	(1)	(108)	(3,320)	(108)
Recovery of reserve on Member Loan	—	—	439	—
Equity in loss of unconsolidated joint venture, net	—	(271)	—	(517)
Total other income (expenses), net	21,270	(7,100)	11,139	(15,249)
Income (loss) before taxes	24,654	(25,034)	11,157	(34,323)
Provision for income taxes	(71)	(67)	(142)	(133)
Net income (loss)	24,583	(25,101)	11,015	(34,456)
Net income attributable to non-controlling interest	(4)	(2)	(14)	(8)
Net income (loss) attributable to common stockholders	$24,579	$(25,103)	$11,001	$(34,464)

Weighted average common shares outstanding - basic	56,946	56,254	56,756	56,149
Weighted average common shares outstanding - diluted	58,106	56,254	57,488	56,149

Net income (loss) per share attributable to common stockholders - basic	$0.43	$(0.45)	$0.19	$(0.61)
Net income (loss) per share attributable to common stockholders - diluted	$0.42	$(0.45)	$0.19	$(0.61)

ORION PROPERTIES INC.
FFO, CORE FFO AND FAD
(In thousands, except for per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to common stockholders	$24,579	$(25,103)	$11,001	$(34,464)
Adjustments:
Depreciation and amortization of real estate assets	13,481	14,897	26,606	30,885
Gain on disposition of real estate assets	(28,826)	(891)	(28,826)	(891)
Impairment of real estate	—	19,503	6,296	21,212
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	475	—	944
FFO attributable to common stockholders	$9,234	$8,881	$15,077	$17,686
Transaction related	312	75	571	139
Amortization of deferred financing costs	928	922	1,773	1,834
Amortization of deferred lease incentives, net	221	115	383	219
Equity-based compensation, net	814	822	1,584	1,526
Loss on extinguishment of debt, net	288	—	532	—
Other adjustments, net	1	629	3,619	679
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	14	—	28
Core FFO attributable to common stockholders	$11,798	$11,458	$23,539	$22,111
Amortization of above and below market leases, net	(312)	(321)	(624)	(675)
Straight-line rental revenue	(2,998)	(2,519)	(1,168)	(6,150)
Unconsolidated Joint Venture basis difference amortization	—	113	—	227
Capital expenditures and leasing costs	(8,852)	(15,572)	(27,503)	(23,913)
Other adjustments, net	222	68	345	141
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	28	—	39
FAD attributable to common stockholders	$(142)	$(6,745)	$(5,411)	$(8,220)

Weighted average common shares outstanding - basic	56,946	56,254	56,756	56,149
Effect of weighted average dilutive securities (1)	1,160	47	732	67
Weighted average common shares outstanding - diluted	58,106	56,301	57,488	56,216

FFO attributable to common stockholders per diluted share	$0.16	$0.16	$0.26	$0.31
Core FFO attributable to common stockholders per diluted share	$0.20	$0.20	$0.41	$0.39
FAD attributable to common stockholders per diluted share	$0.00	$(0.12)	$(0.10)	$(0.15)
____________________________________
(1)Dilutive securities include unvested restricted stock units net of assumed repurchases in accordance with the treasury stock method and exclude performance-based restricted stock units for which the performance thresholds have not been met by the end of the applicable reporting period. Such dilutive securities are not included when calculating net loss per diluted share applicable to the Company for the periods presented above, as the effect would be antidilutive.

ORION PROPERTIES INC.
EBITDA, EBITDAre AND ADJUSTED EBITDA
(In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to common stockholders	$24,579	$(25,103)	$11,001	$(34,464)
Adjustments:
Interest expense, net	7,330	8,016	14,580	16,172
Depreciation and amortization	13,520	14,928	26,679	30,950
Provision for income taxes	71	67	142	133
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	1,008	—	1,985
EBITDA	$45,500	$(1,084)	$52,402	$14,776
Gain on disposition of real estate assets	(28,826)	(891)	(28,826)	(891)
Impairment of real estate	—	19,503	6,296	21,212
EBITDAre	$16,674	$17,528	$29,872	$35,097
Transaction related	312	75	571	139
Amortization of above and below market leases, net	(312)	(321)	(624)	(675)
Amortization of deferred lease incentives, net	221	115	383	219
Loss on extinguishment of debt, net	288	—	532	—
Other adjustments, net	1	629	3,619	679
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	(8)	—	(15)
Adjusted EBITDA	$17,184	$18,018	$34,353	$35,444

ORION PROPERTIES INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Interest expense - as reported	$7,330	$8,016	$14,580	$16,172
Adjustments:
Amortization of deferred financing costs and other non-cash charges	(928)	(922)	(1,773)	(1,834)
Proportionate share of Unconsolidated Joint Venture Interest Expense, excluding non-cash amortization	—	518	—	1,012
Interest Expense, excluding non-cash amortization	$6,402	$7,612	$12,807	$15,350

	Three Months Ended June 30,		Six Months Ended June 30,
Interest Coverage Ratio	2026	2025	2026	2025
Interest Expense, excluding non-cash amortization (1)	$6,402	$7,612	$12,807	$15,350
Adjusted EBITDA (2)	17,184	18,018	34,353	35,444
Interest Coverage Ratio	2.68x	2.37x	2.68x	2.31x

Fixed Charge Coverage Ratio
Interest Expense, excluding non-cash amortization (1)	$6,402	$7,612	$12,807	$15,350
Proportionate share of Unconsolidated Joint Venture adjustments for secured debt principal amortization	—	145	—	287
Total fixed charges	6,402	7,757	12,807	15,637
Adjusted EBITDA (2)	17,184	18,018	34,353	35,444
Fixed Charge Coverage Ratio	2.68x	2.32x	2.68x	2.27x
____________________________________
(1)Refer to the Statement of Operations for interest expense calculated in accordance with GAAP and to the Supplemental Information Package for the required reconciliation to the most directly comparable GAAP financial measure.
(2)Refer to the Statement of Operations for net income (loss) calculated in accordance with GAAP and to the EBITDA, EBITDAre and Adjusted EBITDA section above for the required reconciliation to the most directly comparable GAAP financial measure.

Net Debt	June 30, 2026	December 31, 2025
Mortgages payable, net	$331,802	$371,957
Credit facility revolver	102,000	92,000
Total debt - as reported	433,802	463,957
Deferred financing costs, net	2,796	1,043
Principal Outstanding	436,598	465,000
Proportionate share of Unconsolidated Joint Venture Principal Outstanding	—	25,753
Adjusted Principal Outstanding	436,598	490,753
Cash and cash equivalents	(16,870)	(22,362)
Restricted cash	(46,659)	(38,277)
Proportionate share of Unconsolidated Joint Venture cash and cash equivalents	—	(495)
Proportionate share of Unconsolidated Joint Venture restricted cash	—	(1,580)
Net Debt	$373,069	$428,039

ORION PROPERTIES INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

	June 30, 2026	December 31, 2025
Total real estate investments, at cost - as reported	$1,124,136	$1,153,208
Adjustments:
Gross intangible lease assets	249,507	250,204
Gross intangible lease liabilities	(38,660)	(38,660)
Non-Operating Properties total real estate investments, at cost	—	(11,113)
Proportionate share of Unconsolidated Joint Venture Gross Real Estate Investments (1)	—	29,118
Gross Real Estate Investments	$1,334,983	$1,382,757

	June 30, 2026	December 31, 2025
Net Debt Ratios
Net Debt (2)	$373,069	$428,039
Annualized Most Recent Quarter Adjusted EBITDA	68,736	64,476
Net Debt to Annualized Most Recent Quarter Adjusted EBITDA Ratio	5.43x	6.64x

Net Debt (2)	$373,069	$428,039
Annualized Year-to-Date Adjusted EBITDA (3)	68,706	68,957
Net Debt to Annualized Year-to-Date Adjusted EBITDA Ratio (3)	5.43x	6.21x

Net Debt (2)	$373,069	$428,039
Gross Real Estate Investments (1) (2)	1,334,983	1,382,757
Net Debt Leverage Ratio	27.9%	31.0%
____________________________________
(1)The Company has retrospectively updated its proportionate share of Unconsolidated Joint Venture Gross Real Estate Investments as of December 31, 2025 following the completion of the Unconsolidated Joint Venture's financial statement audit for the year ended December 31, 2025. Due to uncertainties with regard to recovery of our Unconsolidated Joint Venture investment, the Company recorded an other-than-temporary impairment loss on its investment in the Unconsolidated Joint Venture during the three months ended December 31, 2025. Certain components of this impairment were directly attributable to impairment of the real estate assets owned by the Unconsolidated Joint Venture, which were not previously reflected in the proportionate share of Gross Real Estate Investments as of December 31, 2025.
(2)Refer to the Balance Sheets for total debt and real estate investments, at cost calculated in accordance with GAAP and to the table above for the required reconciliation to the most directly comparable GAAP financial measure.
(3)Year-to-date adjusted EBITDA for December 31, 2025 has not been annualized for the purpose of this calculation.

ORION PROPERTIES INC.
CORE FUNDS FROM OPERATIONS PER DILUTED SHARE - 2026 GUIDANCE
(Unaudited)

The Company expects its 2026 Core FFO per diluted share to be in a range between $0.72 and $0.77. This guidance assumes:
• Net Debt to Adjusted EBITDA: 6.0x to 6.8x
• General & Administrative Expenses: $19.8 million to $20.8 million
The estimated net loss per diluted share is not a projection and is provided solely to satisfy the disclosure requirements of the SEC.
The Company does not provide a reconciliation of Net Debt to Adjusted EBITDA guidance to the most directly comparable GAAP measure, due to the inherent difficulty and uncertainty in quantifying certain adjustments primarily related to the Company’s debt obligations and restricted cash balances. The impact of such adjustments could be significant and cannot be presented without unreasonable efforts.

	Low	High
Diluted net loss per share attributable to common stockholders	$(0.40)	$(0.35)
Depreciation and amortization of real estate assets	0.89	0.89
FFO attributable to common stockholders per diluted share	0.49	0.54
Adjustments (1)	0.23	0.23
Core FFO attributable to common stockholders per diluted share	$0.72	$0.77
____________________________________
(1)Includes transaction related expenses, amortization of deferred lease incentives, net, amortization of deferred financing costs, and equity-based compensation.